Exhibit (a)(5)(A)

One Corporate Center Rye, NY 10580-1422 t: 203.629.9595 Associated-Capital-Group.com

For Immediate Release:	Contact:	Douglas R. Jamieson President & CEO (203) 629-2726 Associated-Capital-Group.com

Associated Capital Group, Inc. Commences Offer to Exchange

Rye, New York, September 27, 2018 – Associated Capital Group, Inc. (NYSE: AC) (“AC”) announced today that it has commenced an offer to exchange up to 1,800,000 shares of its Class A common stock, for shares of Class A common stock of GAMCO Investors, Inc. (NYSE: GBL) (“GBL”) that AC beneficially owns.  For each share of AC Class A common stock that is validly tendered and not validly withdrawn, an AC stockholder will receive 1.9 shares of GBL Class A common stock (the “exchange ratio”), together with cash in lieu of any fractional share of GBL Class A common stock, without interest and less any applicable withholding taxes. This exchange ratio is fixed and will not be adjusted to reflect share price changes of the AC Class A common stock or GBL Class A common stock prior to the closing of the exchange offer.  Based on the closing price of the AC Class A common stock on the NYSE on September 26, 2018 of $39.25, the exchange ratio represents a 17.8% premium to the closing share price of the AC Class A common stock.  As of September 26, 2018, the closing price of the GBL Class A common stock on the NYSE was $24.34.  The exchange offer and withdrawal rights are scheduled to expire at 5:00 p.m., New York City time, on October 29, 2018, unless the exchange offer is extended or terminated.

AC stockholders have the option to exchange all, some or none of their shares of AC Class A common stock for shares of GBL Class A common stock, subject to proration if the exchange offer is oversubscribed.  If the exchange offer is fully subscribed, AC will repurchase approximately 46% of its outstanding shares of Class A common stock.  As permitted under the rules of the Securities and Exchange Commission (“SEC”), if the exchange offer is oversubscribed, AC may exchange up to an additional 78,266 shares of AC Class A common stock (or an additional 2% of the outstanding shares of AC Class A common stock as of September 26, 2018) for GBL Class A common stock, without amending or extending the exchange offer.

As of the date hereof, AC beneficially owns 3,726,250 shares of GBL Class A common stock. If the exchange offer is fully subscribed, AC will beneficially own 306,250 shares of GBL Class A common stock, or approximately 3% of the outstanding shares of GBL Class A common stock. If the exchange offer is oversubscribed and AC exercises its right, as permitted under the rules of the SEC, to increase the amount of AC Class A common stock to be exchanged in the exchange offer by 2% of the outstanding shares of AC Class A common stock, AC will beneficially own 157,545 shares of GBL Class A common stock following the exchange offer.

Certain of the officers, directors or affiliates of AC, excluding GGCP Holdings, LLC, may elect to participate in the exchange offer, subject to market conditions.

In connection with the exchange offer, AC will file today with the SEC a Schedule TO and GBL has filed with the SEC a registration statement on Form S-4 containing a prospectus/offer to exchange and certain ancillary documentation, which more fully describe the terms and conditions of the exchange offer. These documents, which will be distributed to AC stockholders, contain important information about the exchange offer that should be read carefully before any decision is made with respect to the exchange offer.  The exchange offer is not conditioned on any minimum number of shares being tendered. AC’s obligations to exchange shares of AC Class A common stock for shares of GBL Class A common stock are subject to certain customary conditions as further described in the prospectus/offer to exchange, including that the registration statement on Form S-4 containing the prospectus/offer to exchange filed by GBL with the SEC be declared effective by the SEC.

Questions or requests for assistance or additional copies of the prospectus/offer to exchange, the letter of transmittal and other exchange offer documents may be directed to AC at the telephone numbers and address set forth below.

Associated Capital Group, Inc.

One Corporate Center

Rye, NY 10580-1422

Attn: Secretary

(203) 629-9595

About Associated Capital Group, Inc.

AC operates as a diversified financial services business providing asset management emphasizing event-driven value and merger arbitrage-oriented alternative investment portfolios for institutions and high net worth investors; institutional research services; and broker-dealer and underwriting services. AC also derives investment income/(loss) from proprietary trading of assets awaiting deployment in its operating businesses.

Forward-looking statements

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements. Some of the factors that could cause our actual results to differ from our expectations or beliefs include a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, a general downturn in the economy that negatively impacts our operations. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in prospectus/offer to exchange and other public filings. Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.

Important Notices and Additional Information

This press release is for informational purposes only and it is neither an offer to purchase or exchange nor a solicitation of an offer to sell or exchange shares of AC’s Class A common stock, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  In connection with the exchange offer, AC will file with the SEC a Schedule TO and GBL has filed with the SEC a registration statement on Form S-4 containing a prospectus/offer to exchange, a form of letter of transmittal and other exchange offer related documents, which more fully describe the terms and conditions of the exchange offer. AC STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO, REGISTRATION STATEMENT, AND PROSPECTUS, AND ANY FURTHER AMENDMENTS WHEN THEY BECOME AVAILABLE AS WELL AS AC AND GBL’S OTHER PUBLICLY FILED DOCUMENTS BEFORE MAKING ANY INVESTMENT DECISION, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. None of AC, GBL, any of their respective directors or officers, or the exchange agent, makes any recommendation as to whether an AC stockholder should participate in the exchange offer. Each AC stockholder must make its own decision after reading this prospectus/offer to exchange and consulting with its advisors.

AC stockholders may obtain a free copy of the prospectus/offer to exchange and other documents filed by AC and GBL with the SEC at the SEC’s web site at http://www.sec.gov. Free copies of these documents and any further amendments, once available, and each of the companies’ other filings with the SEC may also be obtained, as applicable, from Associated Capital Group, Inc., Attn.: Francis Conroy, One Corporate Center, Rye, NY 10580-1422, (203) 629-9595, http://www.associated-capital-group.com or GAMCO Investors, Inc., Attn: Kieran Caterina or Diane M. LaPointe, One Corporate Center, Rye, NY 10580-1422, (914) 921-3700, http://www.gabelli.com.  If you would like to request documents, in order to receive timely delivery prior to the expiration of the exchange offer, please make your request at least five business days prior to the expiration date of the exchange offer. The exchange offer is scheduled to expire at 5:00 p.m., New York City time, on October 29, 2018, unless earlier extended or terminated. Unless the exchange offer is extended, this means that the latest you should request documents is October 22, 2018.